EXHIBIT 4.8

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, effective as of            , 2003, by and between ALESTRA, S. de R.L. de C.V., a corporation duly organized and existing under the laws of the United Mexican States (the “Company”), having its principal business office at Avenida Lazaro Cardenas No. 2321, Piso 9, Col. Residencial San Agustin, San Pedro Garza Garcia, N.L. 66260, Mexico, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking corporation, as Trustee (the “Trustee”), having its principal corporate trust office at 100 Wall Street, 16th Floor, New York, New York 10005.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee previously entered into an Indenture (the “Indenture”), dated as of May 17, 1999, providing for the issuance of an aggregate principal amount of $300,000,000 of 12 5/8% Notes due May 15, 2009 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by the Company and the Trustee with the consent of the holders (the “Holders”) of not less than a majority in aggregate principal amount of the Outstanding Notes (as define in the Indenture), except for certain specific events which require the consent of all Holders of the Notes;

WHEREAS, the Company undertook an exchange offer, a cash tender offer and a consent solicitation (together, the “Offers”) pursuant to a prospectus dated            , 2003 (as amended from time to time, together with any supplement thereto, the “Prospectus”), offering new securities of the Company or a cash payment in exchange for the Holder’s Notes and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this Supplemental Indenture (the “Amendments”);

WHEREAS, the Company has received through the Offers the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree for the equal and ratable benefit of all holders of the Notes as follows:

ARTICLE 1.

Amendments

Section 1.01 Indenture Amendments. The Indenture is hereby amended as follows:

(a) The table of contents of the Indenture is amended by (i) replacing the heading “Corporate Existence” in Section 10.04 with the heading “[intentionally omitted]”; (ii) replacing the heading “Payment of Taxes and Other Claims” in Section 10.05 with the heading “[intentionally omitted]”; (iii) replacing the heading “Maintenance of Properties” in Section 10.06 with the heading “[intentionally omitted]”; (iv) replacing the heading “Insurance” in Section 10.07 with the heading “[intentionally omitted]”; (v) replacing the heading “Books and Records” in Section 10.08 with the heading “[intentionally omitted]”; (vi) replacing the heading “Change of Control” in Section 10.10 with the heading “[intentionally omitted]”; (vii) replacing the heading “Limitation on Indebtedness” in Section 10.11 with the heading “[intentionally omitted]”; (viii) replacing the heading “Statement by Officers as to Default” in Section 10.12 with the heading “[intentionally omitted]”; (ix) replacing the heading “Limitation on Restricted Payments” in Section 10.13 with the heading “[intentionally omitted]”; (x) replacing the heading “Limitation on Affiliate Transactions” in Section 10.14 with the heading “[intentionally omitted]”; (xi) replacing the heading “Limitation on Sales of Assets and Subsidiary Stock” in Section 10.15 with the heading “[intentionally omitted]”; (xii) replacing the heading “Limitation on Liens” in Section 10.16 with the heading “[intentionally omitted]”; (xiii) replacing the heading “Limitation on Lines of Business” in Section 10.17 with the heading “[intentionally omitted]”; (xiv) replacing the heading “Limitation of Guarantees by Restricted Subsidiaries” in Section 10.18 with the heading “[intentionally omitted]”; (xv) replacing the heading “Limitation on the Sales or Issuance of Capital Stock of Restricted Subsidiaries” in Section 10.19 with the heading “[intentionally omitted]”; and (xvi) replacing the heading “Limitation on Restrictions on Distributions from Restricted Subsidiaries” in Section 10.20 with the heading “[intentionally omitted]”.

(b) Section 1.01 of the Indenture is amended to delete the following definitions:

“Additional Assets”

“Adjusted Consolidated Net Tangible Assets”

“Asset Disposition”

“Average Life”

“Consolidated Interest Expense”

“Consolidated Leverage Ratio”

“Consolidated Net Income”

“Cumulative Interest Expense”

“EBITDA”

“Fair Market Value”

“Incur”

“Investment”

“Net Available Cash”

“Net Cash Proceeds”

“Permitted Investment”

“Permitted Liens”

“Purchase Money Note”

“Qualified Receivables Transaction”

“Receivables Subsidiary”

“Refinance”

“Refinancing Indebtedness”

“Restricted Payment”

“Restricted Subsidiary”

“Standard Securitization Undertakings”

“Strategic Subordinated Indebtedness”

“Subordinated Obligation”

“Temporary Cash Investments”

“Unrestricted Subsidiary”

“Wholly-Owned Subsidiary”

(c) The definition of “Indebtedness” set forth in Section 1.01 of the Indenture is amended by deleting the last sentence of such definition.

(d) Section 1.02 of the Indenture is amended to delete the following terms and the corresponding section numbers:

“Affiliate Transaction”

“Asset Sale Offer”

“Change of Control Date”

“Change of Control Offer”

“Offer Excess Proceeds”

(e) Section 5.01 of the Indenture is amended by deleting the text of subsections (iii), (iv), (v), (vi), (vii) in their entirety and inserting in lieu thereof “[intentionally omitted]”.

(f) Section 5.02 of the Indenture is amended by deleting the text of Section 5.02 in its entirety and inserting in lieu thereof:

“If an Event of Default (other than an Event of Default specified in clause (viii), (ix) or (x) of Section 5.01 hereof with respect to the Company) occurs and is continuing, then the holders of at least 75% in principal amount of the Outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 51% in principal amount of the outstanding Notes shall, declare the Default Amount of all Outstanding Notes to be immediately due and payable by notice to the Company and upon any such declaration and notice such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii), (ix) or (x) above with respect to the Company occurs and is continuing, then the Default Amount of all Outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

After a declaration of acceleration or any ipso facto acceleration as related to clause (viii), (ix) or (x) of Section 5.01, the holders of a majority in aggregate principal amount of Outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration and its consequences if all existing Events of Default, other than nonpayment of the principal of, and accrued and unpaid interest on, the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree.”

(g) Article 8 of the Indenture is amended by deleting the text of Section 8.01 in its entirety and inserting in lieu thereof:

“Section 8.01. Company May Consolidate, etc., Only on Certain Terms.

The Company will not consolidate or merge with or into or convey, lease or transfer all or substantially all of its assets to, any Person in a single transaction or through a series of transactions, unless: the Successor Company (if not the Company) shall expressly assume all of the obligations of the Company under the Notes and this Indenture, and shall execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee;”

(h) Article 8 of the Indenture is amended by adding the following text as a new Section 8.03:

“Section 8.03. Consent and Approval of Merger or Consolidation.

For the purposes of Mexican Law, the Holders hereby expressly consent to and approve of any consolidation with, or merger with or into, or conveyance, transfer or lease by, Alestra of all of its assets to any Person.”

(i) Article 10 of the Indenture is amended by deleting the text of Sections 10.04, 10.05, 10.06, 10.07, 10.08, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19 and 10.20 in their entirety and inserting in lieu thereof “[intentionally omitted]”.

Section 1.02 Mutatis Mutandi Effect. The Indenture, as supplemented, is hereby amended mutatis mutandi to reflect the addition, deletion or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

ARTICLE 2.

Miscellaneous

Section 2.01 Effect of the Supplemental Indenture. This Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

Section 2.02 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.03 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 2.04 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

Section 2.05 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first stated above.

ALESTRA, S. DE R.L. DE C.V.

By:
Name: Title:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee,

By:
Name: Title: